Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
dated as of June 28, 2004 between
AFC Enterprises, Inc. (The “Company”) And
Hala G. Moddelmog (“Employee”)

     WHEREAS, Employee and the Company are parties to an Employment Agreement, dated as of December 8, 2000 (the “Employment Agreement”), the First Amendment to the Employment Agreement dated as of January 1, 2001 (the “First Amendment”), and the Second Amendment to the Employment Agreement dated as of August 31, 2001 (the “Second Amendment”) (the Employment Agreement, the First Amendment and the Second Amendment, collectively the “Prior Agreement”), pursuant to which Employee is employed as President of Church’s Chicken

     WHEREAS, the parties hereto have agreed to amend and restate the Prior Agreement in its entirety and substitute the following in its place as set forth herein;.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

     1. Term of Agreement.

     This Agreement shall be effective as of the date hereof and, unless earlier terminated pursuant to Section 8 or Section 9.01 hereof, shall be for an initial term of two (2) years (the “Term”). The Term of this Agreement and Employee’s employment hereunder will automatically be extended for an additional one-year period following the expiration of each year of employment hereunder (the “Renewal Date”), without further action by Employee or the Company. Such automatic one-year renewal shall continue from year to year unless and until either the Company or Employee gives to the other written notice not less than thirty (30) days prior to the applicable Renewal Date of its decision not to renew for an additional one year. For purposes of this Section 1 only, the first “year” of the Term shall be deemed to begin as of the date hereof and end on December 31, 2004, and each one (1) year period thereafter shall coincide with the calendar year.

     2. Employment.

     2.01 Position. Employee shall serve as President of Church’s Chicken, a division of the Company, and shall perform such duties consistent with her position as may be assigned to her from time to time by the Chief Executive Officer or the Board of Directors of the Company.

     2.02 Time and Efforts. Employee, so long as she is employed hereunder, shall devote her full business time and attention to the services required of her hereunder, except as otherwise agreed and for vacation time and reasonable periods of absence due to sickness or personal injury, and shall use her best efforts, judgment and energy to perform, improve and advance the business and interests of the Company in a manner consistent with the duties of her position.

     3. Base Salary.

     Beginning on January 1, 2004 and continuing during the term hereof, the Company shall pay Employee, in equal installments no less frequently than monthly, a base salary at the rate of no less than Three Hundred Fifty Thousand Two Hundred Dollars (U.S. $350,200) per annum (the “Base Salary”). The Employee’s Base Salary shall be reviewed by the Chief Executive Officer or the Board of Directors of the Company on an annual basis.

     4. Incentive Pay.

     4.01 Annual Plan. The Board of Directors of the Company, acting in its sole discretion, shall annually, at or prior to the beginning of each fiscal year of the Company, approve an annual incentive plan (the “Annual Incentive Plan”) for the senior officers of the Company, including Employee, which Plan shall contain such terms and provisions as the Board of Directors shall determine. Any amounts payable to Employee pursuant to the Annual Incentive Plan is hereinafter referred to as “Incentive Pay”.

     4.02 Target Incentive Pay. The target Incentive Pay (the “Target Incentive Pay”) for Employee will be set by the Chief Executive Officer or the Board of Directors of the Company for each fiscal year and will be included in the Annual Incentive Plan for such year.

     4.03 Payment of Incentive Pay. If Employee is entitled to payment of any Incentive Pay for any fiscal year, an accounting will be furnished and payment will be made to Employee as set forth in the Annual Incentive Plan, but in no event later than 105 days following the end of each fiscal year.

     4.04 Termination of Employment. If Employee’s employment hereunder shall terminate other than pursuant to Sections 8.03 or 8.04, the Employee shall receive, at the time contemplated by the Annual Incentive Plan, such Incentive Pay, if any, to which she would have been entitled under the terms of the Annual Incentive Plan had Employee remained in the employ of the Company for the entire fiscal year in which such termination occurs. If Employee’s employment hereunder shall terminate pursuant to (a) Section 8.03, the provisions of Section 8.03 shall determine the amount of Incentive Pay payable to Employee; or (b) Section 8.04, no Incentive Pay shall be payable to Employee after such termination.

     5. Stock Options.

     5.01 Stock Options. The Company has heretofore granted to Employee certain nonqualified stock options to purchase shares of the Company’s common stock. As part of the Company’s compensation strategy, the Company intends to grant additional stock options in the future based upon Employee’s performance as determined in the sole discretion of the Board of Directors of the Company.

     5.02 Shareholders’ Agreement. The Employee has agreed to be bound by the terms of the shareholders’ agreements (the “Shareholders’ Agreements”) heretofore executed by Employee or identified in the stock option agreements heretofore granted to Employee, copies of which are on file in the records of the Company, which Shareholders’ Agreements shall be applicable to all shares of common stock issued to Employee upon the exercise of any stock options granted to Employee before or after the date hereof.

     6. Employee Benefits.

     6.01 Executive Flex Perk. Employee shall be entitled to participate in the Company’s Executive Flex Perk Plan subject to the terms, conditions and limitations thereof. Subject to Section 6.07 below and the terms of the Plan, the Company will pay to, or for the benefit of Employee, an amount equal to $15,000 per year payable in the same manner as Employee’s Base Salary is paid.

     6.02 Life Insurance. Subject to Section 6.07 below, in the event of the death of Employee during the term of her employment with the Company, the Employee’s named beneficiary shall be entitled to receive an amount equal (the “Death Benefit”) payable solely from, and to the extent of, the death benefit proceeds payable under the Life Insurance Policy described herein; provided, however, that the amount of such Death Benefit shall not exceed $1,700,000.

     (a) The Company shall maintain and/or reimburse Employee the premium cost of maintaining, at the Company’s election, on the life of Employee life insurance protection in an amount not less than $1,700,000 (any and all such policies are referred to herein, collectively, as the “Life Insurance Policy”). The Company may, at its option, purchase or reimburse Employee the premium cost of term or permanent life insurance protection on Employee. Notwithstanding the foregoing, if the premiums for the Life Insurance Policy on Employee shall exceed regular, non-rated premiums, the Company may, but shall have no obligation to, fund such excess premium payments, whether in the form of direct payment or reimbursement. In the event the Company determines not to fund such excess it shall promptly notify Employee and Employee may, at her option, elect to pay the excess. If Employee fails to pay such excess or if for any other reason the Company, after reasonable efforts, is not able to obtain the Life Insurance Policy required herein for Employee, then Employee shall not be entitled to any benefits whatsoever under this Section 6.02 except as may otherwise be determined in the discretion of the Company and set forth in writing.

     (b) Except as otherwise provided in this Agreement, the obligations of the Company and Employee under this Section 6.02 shall automatically terminate upon Employee’s termination of employment for any reason prior to her death.

     6.03 Disability Insurance.

     (a) The Company shall maintain in full force and effect during the Term a Supplemental

Disability Policy which will supplement the benefits payable under any disability benefit provided to Employee by the Company under its basic employee health care benefit program, so that, subject to Section 6.07 below, with respect to a disability as defined in the Supplemental Disability Policy occurring after the Company has obtained the Supplemental Disability Policy, the total monthly disability benefit (the “Disability Benefit”) payable to Employee under all disability policies maintained by the Company, after a maximum elimination period of ninety (90) days, shall equal 70% of the sum of Employee’s Base Compensation and Incentive Pay for the year immediately preceding the year in which the termination for Disability occurs.

     (b) Notwithstanding anything herein to the contrary, if the premiums for the Supplemental Disability Income Policy for Employee shall exceed regular, non-rated premiums, the Company may, but shall have no obligation to, fund such excess. In the event the Company determines not to fund such excess it shall promptly notify Employee and Employee may, at her option, elect to pay the excess. If Employee fails to pay such excess or if for any other reason the Company, after reasonable efforts, is not able to obtain the Supplemental Disability Income Policy required herein, then Employee shall not be entitled to any Disability Benefit hereunder except as may otherwise be determined in the discretion of the Company and set forth in writing.

     6.04 Executive Medical Benefit. Subject to Section 6.07, the Company, at its expense, shall provide Employee with an annual physical examination to be conducted by a physician or physicians as determined by the Company, or by Employee with the approval of the Company.

     6.05 Other Benefits. Employee shall be provided additional employee benefits, including health, accident and disability insurance under the Company’s regular and ongoing plans, policies and programs available, from time to time, to senior officers of the Company, in accordance with the provisions of such plans, policies and programs governing eligibility and participation; provided, however, that such benefits may be modified, amended or rescinded by the Board of Directors of the Company in its sole discretion.

     6.06 Vacation. Employee shall be entitled to four (4) weeks paid vacation each year during the term hereof. Any vacation not used in any year shall not accrue for use in subsequent years and shall be forfeited as of the end of such year.

     6.07 Paramount Provisions.

     (a) Notwithstanding anything in Sections 6.02 and 6.03 above or any other provision of this Agreement to the contrary, if the Company has met all of its obligations under this Agreement with respect to obtaining and maintaining in force (i) the Life Insurance Policy described in Section 6.02 hereof on the life of Employee to fund the Death Benefit or (ii) the Supplemental Disability Policy maintained for Employee pursuant to Section 6.03 hereof to fund such Employee’s Disability Benefit, but all or any portion of the proceeds under any such policy are not actually received by the Employee for any reason whatsoever, including without limitation the insolvency of the insurer or any misrepresentation made by Employee in the application for such insurance, then the right of Employee or her designated beneficiary to receive a Disability Benefit or a Death Benefit, as the case may be, shall be reduced (but not below zero) by the amount by which the Disability Benefit or Death Benefit otherwise payable exceeds the insurance proceeds actually received.

     (b) Anything in Sections 6.01, 6.02, 6.03, and 6.04 to the contrary notwithstanding, the amount of the benefits provided for in this Section 6 are subject to adjustment as shall be provided for in the plan or insurance contract, as the case may be, pursuant to which such benefit is being paid and the Employee will be given written notice of any such change. Anything in this Agreement to the contrary notwithstanding, the Chief Executive Officer or the Board of Directors shall have full authority to make all determinations deemed necessary or advisable for the administration of the benefits described in this Section 6. Subject to Section 12.04, the good faith interpretation and construction by the Chief Executive Officer or the Board of Directors of the terms of this Section 6 or the benefit programs described herein shall be final, conclusive and binding on Employee.

     (c) The terms of this Section 6 supercede and replace any other supplemental benefit agreements previously entered into between Employee and the Company.

     7. Business Expenses.

     All reasonable and customary business expenses incurred by Employee in the performance of her duties hereunder shall be paid or reimbursed by the Company in accordance with the Company’s policies in effect, from time to time.

     8. Termination of Employment.

     8.01 Definitions. For purposes of this Section 8, the following terms shall have the following meanings:

     (a) Cause. The term “Cause” shall mean (i) Employee commits fraud or is convicted of a crime involving moral turpitude, (ii) Employee, in carrying out her duties hereunder, has been guilty of gross neglect or gross misconduct resulting in harm to the Company or any of its subsidiaries or affiliates, (iii) Employee shall have failed to materially comply with the policies of the Company or shall have refused to follow or comply with the duly promulgated directives of the Chief Executive Officer or the Board of Directors of the Company, (iv) Employee has breached any of the provisions of Section 10.02 through and including 10.04 or (v) Employee otherwise materially breaches this Agreement.

     (b) Disability. The term “Disability” shall mean the good faith determination by the Chief Executive Officer or the Board of Directors of the Company that Employee has failed to or has been unable to perform her duties as the result of any physical or mental disability for a period of ninety (90) consecutive days during any one period of Disability.

     8.02 Termination upon Death or Disability. If Employee’s employment is terminated due to her death or Disability, the Company shall pay to the estate of the Employee or to the

Employee, as the case may be, within fifteen (15) days following Employee’s death or upon her termination in the event of Disability, all amounts then payable to Employee pro rated through the date of termination pursuant to Sections 3, 6.01, and 7, any amount due and payable to Employee under Section 9.02 and Section 9.03, and the amount of any accrued but unused vacation under Section 6.06 for the year in which such termination occurs. In addition, the Company shall pay to Employee any Incentive Pay payable pursuant to Section 4.04 hereof in accordance with the terms thereof.

     8.03 Termination by the Company for other than Death or Disability or for Cause. The Company may terminate Employee’s employment hereunder without cause at any time, upon written notice. If upon expiration of the term of this Agreement or if Employee’s employment is terminated by the Company prior to the expiration of the term of this Agreement without cause or other than (i) by reason of Employee’s death or Disability or (ii) for Cause, the Company shall pay or provide to Employee, in lieu of all other amounts payable hereunder or benefits to be provided hereunder the following:

     (a) a payment equal to the sum of one (1) times Employee’s Base Salary at the time of termination;

     (b) a payment equal to one (1) times Employee’s Target Incentive Pay for the year in which such termination occurs (or, if no Target Incentive Pay has been designated for such year, then the Target Incentive Pay for the last year in which it was designated prior to such termination); and (c) the acceleration of any unvested rights of Employee under any stock options or other equity incentive programs such that they shall immediately vest under the terms of such plans.

     As a condition precedent to the requirement of Company to make such payments or grant such accelerated vesting, Employee shall not be in breach of her obligations under Section 10 hereof and Employee shall execute and deliver to Company a general release in favor of the Company in substantially the same form as the general release then contained in the latest Severance Agreement being used by the Company.

     Any payments required to be made under this Section 8.03 shall be made to Employee, at the election of the Company, either within thirty (30) days after the date of Employee’s termination of employment or, at the Company’s election, in fifty-two (52) equal installments, payable at the same time and on the same basis as was the payment of Employee’s Base Salary prior to such termination.

     8.04 Voluntary Termination by Employee or Termination for Cause.

     Employee may terminate her employment hereunder at any time whatsoever, with or without cause, upon thirty (30) days prior written notice to the Company. The Company may terminate Employee’s employment hereunder at any time without notice for Cause. In the event Employee’s employment is terminated voluntarily by Employee or by the Company for Cause:

     (a) The Company shall pay to Employee upon such termination all amounts then due under sections 3, 4 (but only to the extent of earned but unpaid Incentive Pay), 6, and 7, prorated, through the date of termination for the year in which she is terminated; and

     (b) The Company shall be under no obligation to make severance payments to Employee or continue any benefits being provided to Employee beyond the date of such termination.

     9.01 Change of Control, Change in Responsibilities.

     Upon the occurrence of both of the following events:

     (a) The dissolution or liquidation of the Company, or a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the owners of all of the outstanding shares of Common Stock immediately prior to such reorganization, merger or consolidation own in the aggregate, directly and indirectly, less than 50% of the outstanding shares of Common Stock of the Company or any other entity into which the Company shall be merged or consolidated immediately following the consummation thereof, or the sale, transfer or other disposition of all or substantially all of the assets or more than 50% of the then outstanding shares of Common Stock of the Company in a single transaction or series of related transactions (a “Change in Control”); and

     (b) Within one (1) year of such Change in Control there is a termination of employment without cause or a material diminution of or change in Employee’s responsibilities or duties,

     Employee may elect, in writing, within ninety (90) days following the occurrence of such events, to terminate this Agreement and her employment with the Company will terminate, effective thirty (30) days after the Company’s receipt of such notice. In such event Employee shall be deemed to have been terminated by the Company other than for Cause and all amounts payable to Employee pursuant to Section 8.03 shall become immediately due and payable.

     A Change in Control of the Company shall not be deemed to occur by reason of any public offering of the Common Stock of the Company.

     Notwithstanding any other provision contained in this Agreement, if the aggregate of the payments provided for in this Agreement which result from Employee’s election to terminate her employment under this Section 9.01 and the other payments and benefits which the Employee has the right to receive from the Company as a result thereof (the “Total Payments”) would constitute a “parachute payment,” as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), the Employee shall receive, instead of the Total Payments, an increased amount (the “Gross Up Total”) equal to the product of (x) the Total Payments and (y) a fraction, the numerator of which is 1 and the denominator of which is 1 minus the maximum effective combined tax rate with respect to all federal, state, and local income taxes payable by the Employee under Code Section 4999 (the “Excise Taxes”). It is the intention of this provision that the Gross Up Total minus the Excise Taxes shall equal the Total Payments and this provision shall be read and interpreted accordingly.

     Except as expressly contemplated by this Agreement, or in any other agreement referred to in Section 5 hereof, no merger, reorganization, recapitalization, sale of stock, sale of assets or other change in the capital structure of the Company or in the identity of the legal or beneficial owners of the Company shall affect the rights or obligations of the Company or Employee hereunder.

     9.02 Sale of Church’s Chicken.

     (a) For purposes of this Section 9, “Sale of Church’s” shall mean the consummation of any transaction or series of related transactions pursuant to which, directly or indirectly, all or substantially all of the stock or assets of the Church’s Chicken business unit of the Company is sold, transferred, exchanged or otherwise disposed of by the Company, including without limitation through (1) any sale, transfer, exchange or other disposition of stock or assets, (2) any lease or license of assets with or without a purchase option or (3) any merger, consolidation, amalgamation, reorganization, reclassification, recapitalization or share exchange.

     (b) In the event of a Sale of Church’s and Employee’s termination of employment with the Company within six (6) months following the Sale of Church’s, Employee shall be deemed to have been terminated by the Company other than for Cause and all amounts payable to Employee pursuant to Section 8.03 shall become immediately due and payable; provided, however, that no payment shall be due under this Section 9.02 if Employee and the Company expressly agree in writing to continue Employee’s employment with the Company beyond six (6) months following a Sale of Church’s.

     9.03 Stay Bonus, Transaction Bonus.

     (a) In the event of a Sale of Church’s, the Company shall pay to Employee:

     (i) a stay bonus equal to (A) fifty percent (50%) of Employee’s Base Salary as in effect on the date on which the Sale of Church’s is consummated and (B) a payment equal to fifty percent (50%) of Employee’s Target Incentive pay for the year in which the Sale of Church’s is consummated (or, if no Target Incentive Pay has been designated for such year, then the Target Incentive Pay for the last year in which it was designated prior to the time the Sale of Church’s is consummated); and

     (ii) a transaction bonus equal to (A) fifty percent (50%) of Employee’s Base Salary as in effect on the date on which the Sale of Church’s is consummated and (B) a payment equal to fifty percent (50%) of Employee’s Target Incentive pay for the year in which the Sale of Church’s is consummated (or, if no Target Incentive Pay has been designated for such year, then the Target Incentive Pay for the last year in which it was designated prior to the time the Sale of Church’s is consummated).

     (b) Any payments required to be made under this Section 9.03 shall be made (less any applicable withholdings) to Employee in cash, at the election of the Company, either (i) in a lump sum payment on the date a Sale of Church’s is consummated or (ii) in substantially equal installments, payable in accordance with the Company’s standard practices for paying base salary to executives with the last payment to be made on or before the second anniversary of the consummation of the Sale of Church’s.

     (c) Unless Employee’s employment shall have been terminated by the Company other than for Cause, Payments shall be made under this Section 9.03 solely if Employee remains continuously employed pursuant to the terms of this Agreement until the date on which the Sale of Church’s is consummated, and Employee’s failure for any reason to remain continuously employed through such consummation date shall relieve the Company of all obligations to make payment under this Section 9.03. If Employee’s employment shall have been terminated by the Company other than for Cause, Employee shall continue to be entitled to receive the payments provided for in this Section 9.03.

     (d) Nothing in this Section 9.03 shall preclude Employee from receiving a payment under Section 9.01 or Section 9.02 if the conditions for such payment are satisfied.

     10. Confidentiality and Non-Competition.

     10.01 Definitions. For purposes of this Section 10, the following terms shall have the following meanings:

          “Affiliate” means any corporation, limited liability company, partnership or other entity of which the Company owns at least fifty percent (50%) of the outstanding equity and voting rights, directly or indirectly, through any other corporation, limited liability company, partnership or other entity.

          “Businesses” means the businesses engaged in by the Company directly or through its Affiliates immediately prior to termination of employment.

          “Confidential Information” means information which does not rise to the level of a Trade Secret, but is valuable to the Company or any Affiliate and provided in confidence to Employee.

          “Proprietary Information” means, collectively, Trade Secrets and Confidential Information.

          “Restricted Period” means the period commencing as of the date hereof and ending on that date two years (2) year after the termination of Employee’s employment with the Company for any reason, whether voluntary or involuntary.

          “Trade Secrets” means information which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

     10.02 Covenant Not-To-Disclose. The Company and Employee recognize that, during the course of Employee’s employment with the Company, the Company has disclosed and will continue to disclose to Employee Proprietary Information concerning the Company and the Affiliates, their products, their franchisees, their services and other matters concerning their Businesses, all of which constitute valuable assets of the Company and the Affiliates. The Company and Employee further acknowledge that the Company has, and will, invest considerable amounts of time, effort and corporate resources in developing such valuable assets and that disclosure by Employee of such assets to the public shall cause irreparable harm, damage and loss to the Company and the Affiliates. Accordingly, Employee acknowledges and agrees:

     (a) that the Proprietary Information is and shall remain the exclusive property of the Company (or the applicable Affiliate);

     (b) to use the Proprietary Information exclusively for the purpose of fulfilling the obligations under this Agreement;

     (c) to return the Proprietary Information, and any copies thereof, in her possession or under her control, to the Company (or the applicable Affiliate) upon request of the Company (or the Affiliate), or expiration or termination of Employee’s employment hereunder for any reason; and

     (d) to hold the Proprietary Information in confidence and not copy, publish or disclose to others or allow any other party to copy, publish or disclose to others in any form, any Proprietary Information without the prior written approval of an authorized representative of the Company.

     The obligations and restrictions set forth in this Section 10.02 shall survive the expiration or termination of this Agreement, for any reason, and shall remain in full force and effect as follows:

     (x) as to Trade Secrets, indefinitely, and

     (y) as to Confidential Information, for a period of two (2) years after the expiration or termination of this Agreement for any reason.

     The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other corporate rights, including those provided under copyright, corporate officer or director fiduciary duties, and trade secret and confidential information laws. The obligations set forth in this Section 10.02 shall not apply or shall terminate with respect to any particular portion of the Proprietary Information which (i) was in Employee’s possession, free of any obligation of confidence, prior to her receipt from the Company or its Affiliate, (ii) Employee establishes the Proprietary Information is already in the public domain at the time the Company or the Affiliate communicates it to Employee, or becomes available to the public through no breach of this Agreement by Employee, or (iii)

Employee establishes that she received the Proprietary Information independently and in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential.

     10.03 Covenant of Non-Disparagement and Cooperation. Employee agrees that she shall not at any time during or following the term of this Agreement make any remarks disparaging the conduct or character of the Company or the Affiliates or any of the Company’s or the Affiliates’ current or former agents, employees, officers, directors, successors or assigns (collectively the “Related Parties”). In addition, Employee agrees to cooperate with the Related Parties, at no extra cost, in any litigation or administrative proceedings (e.g., EEOC charges) involving any matters with which Employee was involved during Employee’s employment with the Company. The Company shall reimburse Employee for travel expenses approved by the Company or the Affiliates incurred in providing such assistance.

     10.04 Covenant Not-To-Induce. Employee covenants and agrees that during the Restricted Period, she will not, directly or indirectly, on her own behalf or in the service or on behalf of others, hire, solicit, take away or attempt to hire, solicit or take away any person who is or was an employee of the Company or any Affiliate during the one (1) year period preceding the termination of Employee’s employment.

     10.05 Remedies. The Company and Employee expressly agree that a violation of any of the covenants contained in subsections 10.02 through and including 10.04 of this Section 10, or any provision thereof, shall cause irreparable injury to the Company and that, accordingly, the Company shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Employee from doing or continuing to do any such act and any other violation or threatened violation of said Sections 10.02 through and including 10.04 hereof.

     10.06 Severability. In the event any provision of this Agreement shall be found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void part were deleted; provided, however, if subsections 10.02 through and including 10.04 of this Section 10 shall be declared invalid, in whole or in part, Employee shall execute, as soon as possible, a supplemental agreement with the Company, granting the Company, to the extent legally possible, the protection afforded by said subsections. It is expressly understood and agreed by the parties hereto that the Company shall not be barred from enforcing the restrictive covenants contained in each of subsections 10.02 through and including 10.04, as each are separate and distinct, so that the invalidity of any one or more of said covenants shall not affect the enforceability and validity of the other covenants.

     10.07 Ownership of Property. Employee agrees and acknowledges that all works of authorship and inventions, including but not limited to products, goods, know-how, Trade Secrets and Confidential Information, and any revisions thereof, in any form and in whatever stage of creation or development, arising out of or resulting from, or in connection with, the services provided by Employee to the Company or any Affiliate under this Agreement are works made for hire and shall be the sole and exclusive property of the Company or such Affiliate.

Employee agrees to execute such documents as the Company may reasonably request for the purpose of effectuating the rights of the Company or the Affiliate in any such property.

     10.08 No Defense. The existence of any claim, demand, action or cause of action of the Employee against the Company shall not constitute a defense to the enforcement by the Company of any of the covenants or agreements herein.

     11. Indemnification.

     11.01 Company Obligations. The Company hereby indemnifies and agrees to hold harmless Employee, to the extent allowed by applicable law, against all liabilities, obligations, claims, demands, actions, causes of action, lawsuits, judgments, expenses and costs, including but not limited to the reasonable costs of investigation and attorney’s fees, incurred by the Employee as a result of any threat, demand, claim action or lawsuits, made, instituted or initiated against the Employee, which arises out of, results from or relates to this Agreement or any action taken by Employee in the course of performance of Employee’s duties hereunder, except for Employee’s own gross negligence or willful misconduct.

     11.02 Notice and Defense of Claim. If any claim suit or other legal proceeding shall be commenced, or any claim or demand be asserted against the Employee and Employee desires indemnification pursuant to this paragraph, the Company shall be notified to such effect with reasonable promptness and shall have the right to assume at its full cost and expense the entire control of any legal proceeding, subject to the right of the Employee to participate at her full cost and expense and with counsel of her choice in the defense, compromise or settlement thereof. The Employee shall cooperate fully in all respects with the Company in any such defense, compromise or settlement, including, without limitation, making available to the Company all pertinent information under the control of the Employee. The Company may compromise or settle any such action, suit, proceeding, claim or demand without Employee’s approval so long as the Company obtains for Employee’s benefit a release of liability with respect to such claim from the claimant and the Company assumes and agrees to pay any amounts due with respect to such settlement. In no event shall the Company be liable for any settlement entered into by the Employee without the Company’s prior written consent.

     11.03 Survival. The provisions of this paragraph 11 shall survive the termination of this Agreement for a period of four (4) years, unless Employee is terminated for Cause, in which event the provisions of this Section 11 shall not survive termination of this Agreement.

     12. Dispute Resolution.

     12.01 Agreement to Arbitrate. In consideration for her continued employment with the Company, and other consideration, the sufficiency of which is hereby acknowledged, but subject to Section 6.07(b) above, Employee acknowledges and agrees that any controversy or claim arising out of or relating to Employees employment, termination of employment, or this Agreement including, but not limited to, controversies and claims that are protected or covered by any federal, state, or local statute, regulation or common law, shall be settled by arbitration pursuant to the Federal Arbitration Act. This includes, but is not limited to, violations or alleged violations of any federal or state statute or common law (including, but not limited to, the laws of the United States or of any state, or the Constitution of the United States or of any state), or of any other law, statute, ordinance, including but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, and any other statute or common law. This provision shall not, however, preclude the Company from seeking equitable relief as provided in Section 10.06 of this Agreement.

     12.02 Procedure. The arbitration shall be conducted in accordance with the Employment Arbitration Rules of the American Arbitration Association: a single arbitrator who is experienced in employment law shall be selected under those Rules, and the arbitration shall be initiated in Atlanta, Georgia, unless the parties agree in writing to a different location or the Arbitrator directs the arbitration to be held at a different location. Except for filing fees, all costs of the arbitrator shall be allocated by the arbitrator. The award rendered by the arbitrator shall be final and binding on the parties hereto and judgment thereon may be entered in any court having jurisdiction thereof. In addition to that provided for in the Employment Arbitration Rules, the arbitrator has sole discretion to permit discovery consistent with the Federal Rules of Civil Procedure and the judicial interpretation of those rules upon request by any party; provided, however, it is the intent of the parties that the arbitrator limit the time and scope of any such discovery to the greatest extent practicable and provide a decision as rapidly as possible given the circumstances of the claims to be determined. The arbitrator also shall have the power and authority to grant injunctive relief for any violation of Sections 10.02 through and including 10.04 and the arbitrator’s order granting such relief may be entered in any court of competent jurisdiction. The agreement to arbitrate any claim arising out of the employment relationship or termination of employment shall not apply to those claims which cannot be made subject to this provision by statute, regulation or common law. These include, but are not limited to, any claims relating to work related injuries and claims for unemployment benefits under applicable state laws.

     12.03 Rights of Parties. Nothing in this clause shall be construed to prevent the Company from asking a court of competent jurisdiction to enter appropriate equitable relief to enjoin any violation of this Agreement by Employee. The Company shall have the right to seek such relief in connection with or apart from the parties’ rights under this clause to arbitrate all disputes. With respect to disputes arising under this Agreement that are submitted to a court rather than an arbitrator, including actions to compel arbitration or for equitable relief in aid of arbitration, the parties agree that venue and jurisdiction are proper in any state or federal court lying within Atlanta, Georgia and specifically consent to the jurisdiction and venue of such court for the purpose of any proceedings contemplated by this paragraph. By entering into this Agreement the parties have waived any right which may exist for a trial by jury and have expressly agreed to resolve any disputes covered by this Agreement through the arbitration process described herein.

     12.04 Employee Benefit Plan Issues. With respect to any benefits provided to Employee hereunder which may be subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (the “Covered Plans”), and notwithstanding Section 6.07(b) above, the adjudication of any claims under the Covered Plans shall be administered in accordance with the terms and conditions of such Covered Plan. If the Covered Plan does not contain a claims adjudication provision then, if for any reason, a claim for benefits under a Covered Plan is denied by the Company, the Company shall deliver to the Employee or her representative (the “claimant”) a written explanation setting forth the specific reasons for the denial, pertinent references to the Agreement section or section of the Covered Plan on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of her claim, all written in a manner calculated to be understood by the claimant. For this purpose: (A)The claimant’s claim shall be deemed filed when presented orally or in writing to the individual at the Company then performing the duties currently being performed by the individual in charge of the People Services and Development Department (the “Claims Manager”). (B) The Claims Manager’s explanation shall be in writing delivered to the claimant within 90 days of the date the claim is filed. The claimant shall have 60 days following her receipt of the denial of the claim to file with the Claim’s Manager a written request for review of the denial. The claimant or her representative may review pertinent documents related to this Agreement and in the Claim’s Manager’s possession in order to prepare the request for review. The Claims Manager shall decide the issue on review and furnish the claimant with a copy of its decision within 60 days of receipt of the claimant’s request for review of her claim. The decision on review shall be in writing and, if denied, shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions on which the decision is based. If a copy of the decision is not so furnished to the claimant within such 60 days, the claim shall be deemed denied on review. Any payment to a claimant shall to the extent thereof be in full satisfaction of all claims hereunder against the Company and the Claims Manager, either of whom may require such claimant, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by the Company and the Claims Manager. If a receipt and release is required by the claimant and the claimant does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in this Agreement, the payment of any affected distribution may be delayed until the Company and the Claims Manager receive a proper receipt and release.

     13. Employee Acknowledgment.

     By signing this Agreement, Employee acknowledges that the Company has advised Employee of her right to consult with an attorney prior to executing this Agreement; that she has the right to retain counsel of her own choosing concerning the agreement to arbitrate or any waiver of rights or claims; that she has read and fully understands the terms of this Agreement and/or has had the right to have it reviewed and approved by counsel of choice, with adequate opportunity and time for such review; and that she is fully aware of its contents and of its legal effect. Accordingly, this Agreement shall not be construed against any party on the grounds that the party drafted this Agreement. Instead, this Agreement shall be interpreted as though drafted equally by all parties.

     14. Amendments.

     This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

     15. Successors.

     As used in this Agreement, the term the Company shall include any successors to all or substantially all of the business and/or assets of the Company which assumes and agrees to perform this Agreement.

     16. Assignment.

     Neither this Agreement nor any of the rights or obligations of either party hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party, except that the Company may without the consent of Employee assign its rights and delegate its duties hereunder to any successor to the business of the Company. In the event of the assignment by the Company of its rights and the delegation of its duties to a successor to the business of the Company and the assumption of such rights and obligations by such successor, the Company shall, effective upon such assumption, be relieved from any and all obligations whatsoever to Employee hereunder.

     17. Waiver.

     Waiver by any party hereto of any breach or default by any other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.

     18. Severability.

     In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

     19. Survival.

     Notwithstanding anything herein to the contrary, the provisions of Sections 6.07, 7, 8.03, 9, 10, and 12 shall survive the termination of this Agreement.

     20. Entire Terms.

     This Agreement contains the entire understanding of the parties with respect to the employment of Employee by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement supersedes the Prior Agreement and all other prior agreements, arrangements and understandings between the parties, whether oral or written, with respect to the employment of Employee.

     21. Notices.

     Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

   If to Employee:

Hala G. Moddelmog
4484 East Conway Drive, N.W.
Atlanta, GA 30327

   If to the Company to:

AFC Enterprises, Inc.
Six Concourse Parkway
Suite 1700
Atlanta, Georgia 30328-5352
Attn: Legal Department

or to such other address or such other person as Employee or the Company shall designate in writing in accordance with this Section 21 except that notices regarding changes in notices shall be effective only upon receipt.

     22. Headings.

     Headings to Sections in this Agreement are for the convenience of the parties only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

     23. Governing Laws.

     The Agreement shall be governed by the laws of the State of Georgia without reference to the principles of conflict of laws.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and Employee has hereunto set her hand as of the day and year first above written.

COMPANY:

AFC ENTERPRISES, INC.

By:	/s/ Frank J. Belatti
Frank J. Belatti
Chairman & Chief Executive Officer

EMPLOYEE:

/s/ Hala G. Moddelmog
Hala G. Moddelmog